NEWS RELEASE www.AGCOcorp.com AGCO Media Contact Rachel Potts V.P., Chief Communications Officer 678-654-7719 rachel.potts@agcocorp.com AGCO Announces Retirement of Senior Vice President Bob Crain DULUTH, Ga., December 10, 2024 – AGCO Corporation (NYSE: AGCO), a global leader in the design, manufacture and distribution of agricultural machinery and precision ag technology, today announced Bob Crain, Senior Vice President (SVP) and General Manager, Grain & Protein, will retire at the end of December 2024 after nearly 19 years of dedicated service to AGCO and more than 30 years’ experience in the agricultural equipment business. “Bob has been an invaluable asset not only to AGCO and our legacy but also to the broader agriculture industry,” said Eric Hansotia, AGCO’s Chairman, President and Chief Executive Officer. “His exceptional ability to revitalize businesses, develop teams and advocate for our dealers and farmers around the world is highly appreciated. We wish him all the best in his retirement.” Crain joined AGCO in 2006 as SVP and General Manager, Americas, where he led profit and loss management and the development of business strategies across North and South America. After 15 years in this role, Bob transitioned to oversee the launch of AGCO’s global Customer Experience business area. His efforts in this role included the introduction of AGCO’s Net Promoter Score and the FarmerCore distribution strategy, a transformative initiative integrating digital and physical elements across the purchasing journey and ownership lifecycle. Most recently, Crain served as SVP and General Manager, Grain & Protein, where he oversaw a strategic review of the business. This review culminated in the divestiture of a majority of the Grain & Protein business to American Industrial Partners (AIP) in November.

2 His leadership extends beyond AGCO as he currently serves on the Board of the Association of Equipment Manufacturers (AEM) and previously served as AEM Board Chair. About AGCO AGCO (NYSE: AGCO) is a global leader in the design, manufacture and distribution of agricultural machinery and precision ag technology. AGCO delivers value to farmers and OEM customers through its differentiated brand portfolio, including leading brands Fendt®, Massey Ferguson®, PTx and Valtra®. AGCO's full line of equipment, smart farming solutions and services helps farmers sustainably feed our world. Founded in 1990 and headquartered in Duluth, Georgia, USA, AGCO had net sales of approximately $14.4 billion in 2023. For more information, visit www.agcocorp.com. ###